Exhibit 99.1

Ethan Allen Announces Second Quarter Sales and Earnings

Ethan Allen Declares Quarterly Cash Dividend and Amends Credit Agreement

DANBURY, Conn.--(BUSINESS WIRE)--January 29, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three and six months ended December 31, 2008.

Three Months Ended December 31, 2008

Net delivered sales for the quarter ended December 31, 2008 amounted to $189.6 million as compared to $259.5 million in the prior year quarter. Net delivered sales for the Company’s Retail division were $147.2 million as compared to $192.6 million in the prior year quarter. Retail division comparable delivered sales were down 26.9% as compared to the prior year quarter. Wholesale sales were $108.8 million, as compared to $ 155.9 million in the prior year quarter.

For the quarter ended December 31, 2008, diluted earnings per share amounted to $0.19 on net income of $5.5 million. This compares to diluted earnings per share and net income of $0.70 and $20.6 million, respectively, in the prior year comparable period.

Six Months Ended December 31, 2008

For the six months ended December 31, 2008, net delivered sales totaled $395.4 million as compared to $508.2 million in the prior year comparable period. Net delivered sales for the Company’s Retail division were $303.1 million as compared to $375.3 million in the prior year. Retail division comparable delivered sales were down 23.0% as compared to the prior year comparable period. Wholesale sales were $230.1 million as compared to $312.3 in the prior year.

For the six months ended December 31, 2008, diluted earnings per share amounted to $0.45 on net income of $12.9 million, including a restructuring benefit of $1.1 million net of tax. Excluding this net restructuring benefit, diluted earnings per share was $0.41 on $11.8 million in net income. This compares to diluted earnings per share and net income of $1.27 and $38.1 million, respectively, in the prior year comparable period.

Ethan Allen Amends Bank Credit Facility

Ethan Allen has reached an agreement with its lending group to amend its existing un-drawn revolving credit agreement to provide additional covenant flexibility and reduce the total line to $100 million.

Ethan Allen Declares Quarterly Cash Dividend

Ethan Allen’s Board of Directors has declared a regular quarterly cash dividend of $0.10 per share, which will be payable to shareholders of record as of April 14, 2009 and paid on April 28, 2009.

Farooq Kathwari, Chairman and CEO, commented, “Despite major economic challenges resulting in a decline in sales, we maintained profitability. We are pleased that during this turbulent period we have also maintained a strong marketing program while reducing operating costs. This would not have been possible without the continuous process of reinvention that has been undertaken by us during the last several years.”

Mr. Kathwari continued, “Having already made the substantial investments to reposition our retail network and launch our new website, our need for capital expenditures is substantially reduced, and we are focused on conserving cash in a prudent and conservative manner. We are very pleased to be able to continue to pay a quarterly cash dividend to our shareholders out of current cash flow. Although we have not drawn on the line of credit and only used our existing credit facility to support Letters of Credit, the new covenants provide greater flexibility going forward. We are pleased to have the continued support of our lending group and are happy to have this additional source of liquidity.”

Commenting on the outlook for fiscal 2009, Mr. Kathwari stated, “We will continue to focus on creatively and proactively managing our enterprise, and at the same time conserving cash and making those investments that will position us to be ready when growth returns.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 293 design centers in the United States and abroad, of which 162 are Company owned. Ethan Allen owns eight manufacturing facilities in the United States, which include 2 sawmills, and one cut and sew factory in Mexico.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, January 29th. The live webcast and replay are accessible at http://ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:
	Three Months Ended		Six Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Net Sales	$189.6	$259.5	$395.4	$508.2
Gross Margin	53.7%	53.7%	54.1%	53.7%
Operating Margin	5.3%	12.9%	5.6%	12.1%
Operating Margin (ex restructuring & impairment charge )	5.3%	12.9%	5.2%	12.1%
Net Income	$5.5	$20.6	$12.9	$38.1
Net Income (ex restructuring & impairment charge)	$5.5	$20.6	$11.8	$38.1

Operating Cash Flow	$(2.4)	$6.0	$15.7	$47.4
Capital Expenditures	$5.1	$17.8	$16.1	$30.3
Acquisitions	$0.3	$6.0	$0.6	$6.7
Treasury Stock Repurchases (settlement date basis)	$-	$23.1	$-	$64.8

EBITDA	$17.3	$40.6	$36.6	$75.7
EBITDA as % of Net Sales	9.1%	15.6%	9.2%	14.9%
EBITDA (ex restructuring & impairment charge )	$17.3	$40.6	$35.0	$75.7
EBITDA as % of Net Sales (ex restructuring & impairment charge )	9.2%	15.6%	8.8%	14.9%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
Retail	12/31/08	12/31/07	12/31/08	12/31/07
Net Sales	$147.2	$192.6	$303.1	$375.3
Operating Margin	(2.2%)	3.3%	(2.1%)	1.9%
Operating Margin (ex restructuring & impairment charge )	(2.1%)	3.3%	(2.7%)	1.9%

	Three Months Ended		Six Months Ended
Wholesale	12/31/08	12/31/07	12/31/08	12/31/07
Net Sales	$108.8	$155.9	$230.1	$312.3
Operating Margin	7.9%	16.9%	8.9%	17.0%
Operating Margin (ex restructuring & impairment charge )	7.9%	16.9%	9.1%	17.0%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net sales	$189,558	$259,510	$395,399	$508,237
Cost of sales	87,757	120,057	181,657	235,327
Gross profit	101,801	139,453	213,742	272,910
Operating expenses:
Selling	48,721	57,600	104,023	115,178
General & administrative	42,967	48,356	89,025	96,438
Restructuring & impairment charges	26	-	(1,604)	0
Total operating expenses	91,714	105,956	191,444	211,616
Operating income	10,087	33,497	22,298	61,294
Interest & other miscellaneous income	1,113	2,181	2,213	5,103
Interest & other related financing costs	2,932	2,944	5,833	5,879
Income before income tax expense	8,268	32,734	18,678	60,518
Income tax expense	2,780	12,112	5,768	22,392
Net income	$5,488	$20,622	$12,910	$38,126

Basic earnings per share:
Net income per share	$0.19	$0.70	$0.45	$1.28
Basic weighted average shares outstanding	28,739	29,391	28,721	29,738

Diluted earnings per share:
Net income per share	$0.19	$0.70	$0.45	$1.27
Diluted weighted average shares outstanding	28,739	29,542	28,793	30,003

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(In thousands)

	December 31,	June 30,
Assets	2008	2008
Current Assets:
Cash and cash equivalents	$64,544	$74,376
Accounts receivable, net	8,865	12,672
Inventories	187,831	186,265
Prepaid expenses and other current assets	20,419	32,860
Deferred income taxes	4,399	4,005
Total current assets	286,058	310,178

Property, plant, and equipment, net	353,247	350,432
Intangible assets, net	94,077	96,823
Other assets	4,317	4,540
Total Assets	737,699	761,973

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$41	$41
Customer deposits	29,686	47,297
Accounts payable	26,457	26,444
Accrued expenses and other current liabilities	62,897	61,720
Total current liabilities	119,081	135,502

Long-term debt	203,047	202,988
Other long-term liabilities	21,040	20,383
Deferred income taxes	21,195	27,327
Total liabilities	364,363	386,200

Shareholders’ equity	373,336	375,773
Total Liabilities and Shareholders’ Equity	$737,699	$761,973

CONTACT:
Investor/ Media:
Ethan Allen Interiors Inc.
Peg Lupton, 203-743-8234